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                                                                    Exhibit 99.1
CODA ENERGY, INC NEWS RELEASE

                         CODA ANNOUNCES PROPOSED BUYOUT

     Dallas, Texas, August 24, 1995 . . . . Coda Energy, Inc. (NASDAQ - NMS:
CODA) announced today that it has entered into a letter of understanding with Enron Capital & Trade Resources Corp. ("ECT") whereby ECT or its affiliates or designees would acquire all of the common stock of Coda at a price of $8.00 per share in cash through a merger. The parties anticipate that approximately 24,600,000 shares will be outstanding as of the time of the merger.

     Among other things, the proposed merger would be subject to and conditioned upon (i) the execution of a definitive merger agreement, (ii) approval by holders of a majority of Coda's outstanding shares of common stock, (iii) the receipt of all necessary consents and governmental approvals, and (iv) the sale of Coda's gas gathering and processing subsidiary, Taurus Energy Corp. ("Taurus"), on terms acceptable to ECT. It is also a condition to closing that certain members of management (including Coda's Chairman Douglas H. Miller) will have a continuing role in the new entity.

     As previously announced, the Board of Directors had appointed a Special Committee of outside directors for the purpose of considering an acquisition transaction that Coda's Chairman and Chief Executive Officer, Douglas H. Miller, was attempting to organize. Mr. Miller has informed the Board that he has ceased further efforts in that regard. Coda's Board has expanded the Special Committee's mandate to review the ECT proposal, to make a recommendation to the Board concerning the ECT proposal and to take any other actions in connection therewith deemed advisable by the Special Committee and its advisors. The Special Committee will also review and evaluate the possible sale or restructuring of the ownership of Taurus. The Special Committee has retained independent legal counsel and a financial advisor.

     There can be no assurance at this time as to whether or not any transaction will occur or as to the timing or terms of any transaction.

     Additional information about Coda Energy, Inc. may be obtained by contacting the Company's Vice President and General Counsel, Joe Callaway, at Coda's headquarters, 5735 Pineland Drive, Suite 300, Dallas, Texas 75231, telephone number (214) 692-1800 or (800) 486-2632.